Filed pursuant to Rule 433

Registration Statement Nos.:

333-116460, 333-116460-01,

333-116460-02 and 333-116460-03

*** FINAL PRICING TERMS ON THE BANK OF NEW YORK COMPANY SENIOR MEDIUM-TERM NOTES SERIES F ***

ISSUER: THE BANK OF NEW YORK COMPANY, INC.

SECURITIES: SENIOR MEDIUM-TERM NOTES SERIES F

EXPECTED RATINGS: Aa3/A+/AA-

FORMAT: SEC REGISTERED (NO. 333-116460)

SIZE: US$ 400 MILLION

PROCEEDS TO ISSUER: $398,008,000

MATURITY: JANUARY 14, 2011

SETTLEMENT: 12/13/05 (T+3)

SPREAD: +61 vs. 11/10 TREASURY

YIELD: 4.999%

UST SPOT: 4.3894%

PRICE TO PUBLIC: 99.776%

COUPON: 4.95% PER ANNUM (PAYABLE SEMI-ANNUALLY)

INTEREST PAYMENT DATES: JANUARY 14 AND JULY 14, BEGINNING JULY 14, 2006

REDEMPTION: NOT REDEEMABLE BY THE COMPANY PRIOR TO MATURITY

DENOMS: $1,000 X $1,000

BOOKS: DEUTSCHE BANK SECURITIES INC.

CO-MANAGERS: BANC OF AMERICA SECURITIES LLC, BARCLAYS CAPITAL INC., BNY

CAPITAL MARKETS, INC. AND LEHMAN BROTHERS INC.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling DEUTSCHE BANK SECURITIES toll free at 1-800-503-4661.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR THER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.